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                                                                   EXHIBIT 10.14

                            RMI TITANIUM LETTERHEAD

                                January 21, 1997

Mr. Harry B. Watkins
7709 Silver Fox Drive
Boardman, OH 44512

Dear Mr. Watkins:

     This Letter Agreement sets forth the basis upon which I have been authorized by the Board of Directors of RMI Titanium Company ("Company") to continue your employment in the officer position described in paragraph 1 below for the Employment Period (as hereinafter defined). The "Employment Period" shall initially be the period February 1, 1997, through January 31, 2000; provided, however, that on February 1, 2000, and each February 1 thereafter, the Employment Period shall automatically be extended for one additional year unless, not later than the immediately preceding October 1, either you or the Company shall have given written notice to the other that you or it does not wish to extend the Employment Period; and provided further that the Employment Period shall terminate automatically when you attain age 65. In the event this Letter Agreement is terminated for any reason other than your death, your obligations as set forth in paragraph 8 shall survive and be enforceable notwithstanding such termination. This Letter Agreement supersedes and replaces in its entirety the Letter Agreement between you and the Company dated March 1, 1994.

     1. During the Employment Period, you will serve as Vice President-Technical Marketing & Tubular Group of the Company (or on any other officer position within the Company to which you may hereafter be elected by the Company's Board of Directors), performing all duties and functions appropriate to that office, as well as such additional duties as the Company's Executive Vice President & Chief Financial Officer or Board of Directors may, from time to time, assign to you. During the Employment Period, you will devote your full time and best efforts to the performance of all such duties.

     2. During the Employment Period, the Company will pay you, in equal monthly installments, as compensation for your services an annual salary of $130,000. This annual salary may be increased form time to time in the sole discretion of the Company, but may only be decreased by the Company with your written consent. Such annual salary, whether increased or decreased, shall constitute your "Base Salary." In addition, you may be awarded such bonuses as the Board of Directors of the Company determines to be appropriate under the Company's Annual Incentive Compensation Plan or any successor bonus plan. You will also be eligible to participate in the Company's 1995 Stock Plan, or any successor stock plan.

     3. In the event of your death during the Employment Period, your right to all compensation under this Letter Agreement allocable to days subsequent to your death shall terminate and no further payments shall be due to you, your personal representative, or your estate, except for that portion, if any, of your Base Salary that is accrued and unpaid upon the date of your death.
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     4. In the event you become physically or mentally disabled, in the sole judgment of physicians selected by the Company's Board of Directors, such that you cannot perform the duties and functions contracted for pursuant to this Letter Agreement, and should such disability continue for at least 180 consecutive days (or in the judgment of such physicians, be likely to continue for at least 180 consecutive days), the Company may terminate your employment upon written notice to you. If your employment is terminated because of physical or mental disability, your right to all compensation under this Letter Agreement allocable to days subsequent to such termination shall terminate and no further payments shall be due to you, your personal representative, or your estate, except for that portion, if any, of your Base Salary that is accrued and unpaid upon the date of termination.

     5. The Company may, upon written notice to you fixing the date of termination, terminate your services during the Employment Period for Cause. In such event, your right to receive continued compensation under this Letter Agreement will terminate and no further installments will be paid to you, except for that portion, if any, of your Base Salary that is accrued and unpaid upon the date of termination. For purposes of this Paragraph 5, Cause shall mean termination upon (i) the willful and continued failure by you to substantially perform your duties with the Company, (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise or (iii) your conviction of any felony or conviction of a misdemeanor which impairs your ability substantially to perform your duties with the Company. For purposes of this Paragraph 5, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

     6. In addition to your annual Base Salary as set forth in Paragraph 2 above, you will be entitled in each calendar year to a vacation with pay in accordance with the vacation policies of the Company. You will also be entitled to: (1) participate in all of the Company's existing and future employee benefit programs applicable to officers of the Company in accordance with the terms of such benefit program plan documents; (2) receive one comprehensive physical examination, at Company expense, in each calendar year, such examination to be conducted by the Cleveland Clinic or comparable facility and provided in accordance with terms and conditions comparable to those applicable to medical examinations for USX executive officers; and (3) tax preparation and financial planning advice under terms and conditions comparable to those applicable to USX executive management.

     7. This Letter Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Letter Agreement, to your devisee, legatee or other designee or, if there is not such designee, to your estate.

     8. As additional consideration for the compensation and benefits provided to you pursuant to this Letter Agreement, you agree that you will not, for a period of 24 months after the end of the Employment Period, or the termination of your employment with the Company (whichever first occurs), directly or indirectly, compete with, engage in the same business as, be employed by, act a consultant to, or be a director, officer, employee, owner or partner, or otherwise participate in or assist (including, without limitation, by soliciting customers for, or individuals to provide services to), any business or organization which competes with the Company. For purposes of this Paragraph 8, you will not be deemed to have breached your commitment merely because you own, directly or indirectly, not more than one percent (1%) of the outstanding common stock of such a corporation if, at the time you acquire such stock, such stock is listed on a national securities exchange or is regularly traded in the over-the-counter market by a member of either a national securities exchange or the National Association of Securities Dealers, Inc. In order to protect the interest of the Company, you will also maintain in strict confidence and not disclose to any other person or entity any information received from any source in the Company or developed by you in the course of performing your duties for the Company. This obligation shall not extend to: (a) anything you can establish as known to you from a source outside the Company, (b) anything which has been published or becomes published hereafter other than by you, or (c) anything which you receive from a non-Company source without restriction on its disclosure. Should you breach or threaten to breach the commitments in this Paragraph 8, and in recognition of the fact that the Company would not under such circumstances be adequately compensated by money
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damages, the Company shall be entitled, in addition to any other rights and remedies available to it, to an injunction restraining you from such breach. Further, you acknowledge and agree that the provisions of this Paragraph 8 are necessary, reasonable, and proportionate to protect the Company during such noncompetition period.

     9. The validity, interpretation, construction and performance of this Letter Agreement shall be governed by the laws of the State of Ohio.

     If the provisions of this Letter Agreement are acceptable to you, please sign one original copy of this Letter Agreement and return it to me. You may retain the second signed original for your files.

                                          Very truly yours,

                                          RMI TITANIUM COMPANY


                                          By      /s/ ROBERT M. HERNANDEZ
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                                                    Robert M. Hernandez
                                             Chairman of the Board of Directors

Confirmed:


By     /s/ HARRY B. WATKINS
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           Harry B. Watkins

2/11/97
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